Exhibit 99.1

News Release

Contacts:	U.S. Well Services
Josh Shapiro, VP, Finance and Investor Relations
(832) 562-3730
IR@uswellservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
(713) 529-6600
USWS@dennardlascar.com

U.S. Well Services Announces Third Quarter 2021 Financial

and Operational Results

HOUSTON – November 12, 2021 – U.S. Well Services, Inc. (the “Company”, “U.S. Well Services” or “we”) (NASDAQ: USWS) today reported third quarter 2021 financial and operational results.

Third Quarter 2021 Highlights

•	Fully-exited the diesel pressure pumping market, becoming the only pure-play, publicly-traded electric pressure pumping services provider
•

Reduced outstanding principal balance on senior secured term loan from $233.7 million at June 30, 2021 to $201.4 million at September 30, 2021; subsequently repaid an additional $44.6 million bringing the outstanding principal balance to $156.8 million as of today

•	Forgiveness in full of the Company’s $10 million Paycheck Protection Program loan
•	Simplified capital structure through full conversion of Series B Redeemable Convertible Preferred Stock into Class A Common Stock
•	Averaged 5.0 fully-utilized fleets compared to 7.9 fully-utilized fleets during the second quarter of 2021
•	Total revenue of $56.5 million compared to $78.8 million in the second quarter of 2021
•	Net loss attributable to the Company of $9.6 million compared to net loss of $17.7 million in the second quarter of 2021
•	Adjusted EBITDA(1) of $(0.5) million, compared to $14.4 million of Adjusted EBITDA excluding income from licensing Clean Fleet® technology in the second quarter of 2021
•	Maintenance capital expenditures were $1.2 million on an accrual basis
•	Total liquidity, consisting of cash and availability under the Company’s asset-backed revolving credit facility, was $47.5 million as of September 30, 2021
•	Executed 1-for-3.5 reverse share split, regaining compliance with NASDAQ minimum bid price rule
•	Improved the Company’s IdealRatings ESG score from CCC to BBB

(1)	Each of Adjusted EBITDA and Adjusted EBITDA margin is a Non-GAAP financial measure. Please read “Non-GAAP Financial Measures.”

“During the third quarter of 2021, U.S. Well Services finalized its exit from the conventional pressure pumping market,” said Joel Broussard, the Company’s President and CEO.  “Although the transition has not come without challenges, we believe U.S. Well Services is incredibly well positioned to capitalize on the growing market demand for electric pressure pumping services.”

“The U.S. Well Services team has done a tremendous job of reducing debt and developing next-generation pressure pumping solutions.  Year-to-date we repaid nearly $90 million of principal on our Senior Secured Term Loan, bringing the outstanding balance to $156.8 million.  Additionally, we took further steps to simplify our capital structure by converting our Series B preferred stock into common shares.  We expect to begin taking delivery of the first of four Nyx Clean Fleets® late in the first quarter of 2022, and we believe these fleets will represent the most advanced pressure pumping fleet available in the market.”

Outlook

Commodity prices strengthened during the third quarter of 2021 as a result of the ongoing global economic recovery, which we expect will result in increased demand for pressure pumping services in 2022.  We believe growth in demand will be strongest for providers of next-generation pressure pumping solutions, such as electric fleets, based on request for proposals we have received for work in 2022.  U.S. Well Services is experiencing strong demand for electric pressure pumping services and believes each of our four newbuild Nyx Clean Fleets® will work under contracts when deployed in 2022.  Customers continue to seek U.S. Well Services as a partner thanks to the Company’s service quality, industry-leading technology and advanced digital and information platform.

Although pricing for pressure pumping services has improved modestly over the last several quarters, inflation continues to adversely impact the cost and availability of critical goods and services.  U.S. Well Services is working diligently to mitigate supply-chain driven cost increases and to ensure we maintain our high level of operational efficiency in the face of labor and material shortages and other market disruptions.

Third Quarter 2021 Financial Summary

Revenue for the third quarter of 2021 decreased 28% to $56.5 million versus $78.8 million in the second quarter of 2021.  The decrease in revenue was driven primarily by the reduction in our active fleet count as the Company exited the conventional pressure pumping market.  U.S. Well Services averaged 5.7 active fleets during the quarter, as compared to 9.3 for the second quarter of 2021.  Utilization of the Company’s active fleets averaged 89% during the third quarter of 2021, resulting in a fully-utilized equivalent of 5.0 fleets.  This compares to 85% utilization and a fully-utilized equivalent of 7.9 fleets for the second quarter of 2021.

Costs of services, excluding depreciation and amortization, for the third quarter of 2021 decreased to $58.1 million from $59.3 million during the second quarter of 2021.  During the quarter, the Company experienced elevated variable costs for labor, repair and maintenance, trucking and equipment rentals, and also incurred approximately $5.5 million of expenses related to our exit from the diesel pressure pumping market and extra third-party labor to supplement staff out on COVID quarantine.  Additionally, during the third quarter of 2021, we recognized $1.0 million in share-based compensation expense related to share-based awards granted in the quarter.  Due to a vesting start date of January 1, 2021 for the recipients of some of the share-based awards, $0.7 million of such share-based compensation expense was attributable to the first half of 2021.

Selling, general and administrative expense (“SG&A”) increased to $11.1 million in the third quarter of 2021 from $7.2 million in the second quarter of 2021.  Excluding stock-based compensation, SG&A in the third quarter of 2021 was $6.5 million compared to $5.5 million in the second quarter of 2021. This sequential increase was primarily attributable to an increase in professional fees.

Net loss attributable to the Company decreased sequentially to $9.6 million in the third quarter of 2021 from $17.7 million in the second quarter of 2021.  Adjusted EBITDA decreased to $(0.5) million in the third quarter of 2021 from $14.4 million (excluding income associated with licensing Clean Fleet® technology) in the second quarter of 2021.  Annualized Adjusted EBITDA per fully-utilized fleet was $(0.4) million and Adjusted EBITDA margin was (1)%.(1)

Operational Highlights

U.S. Well Services exited the third quarter with four active fleets. Three fleets were working in the Appalachian Basin and one fleet was in the Permian Basin.  The Company expects to average four to five active fleets in the fourth quarter.

U.S. Well Services continues to be a market leader in electric well stimulation, with over 25,000 electric stages completed since the deployment of our first Clean Fleet® in 2014.  The Company continued to expand its intellectual property portfolio during the third quarter, and currently has 59 patents, with 196 patents pending.

Balance Sheet and Capital Spending

As of September 30, 2021, total liquidity was $47.5 million, consisting of $30.6 million of cash on the Company’s balance sheet and $16.9 million of availability under the Company’s asset-backed revolving credit facility.

The outstanding principal balance on the Company’s senior secured term loan was reduced to $201.4 million at September 30, 2021 from $233.7 million at June 30, 2021.  To date in the fourth quarter, U.S. Well Services has repaid an additional $44.6 million of principal on the senior secured term loan, bringing the current outstanding balance to $156.8 million.

Maintenance capital expenditures, on an accrual basis, were $1.2 million for the quarter.

Conference Call Information

The Company will host a conference call at 10:00 am Central / 11:00 am Eastern Time on Friday, November 12, 2021 to discuss financial and operating results for the third quarter of 2021 and recent developments. This call will also be webcast on U.S. Well Services’ website at https://ir.uswellservices.com/news-events/ir-calendar.  To access the conference call, please dial 201-389-0872 and ask for the U.S. Well Services call at least 10 minutes prior to the start time or listen to the call live over the Internet by logging on to the Company’s website from the link above.  A telephonic replay of the conference call will be available through November 19, 2021 and may be accessed by calling 201-612-7415 using passcode 13725021#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of hydraulic fracturing services and a market leader in electric fracture stimulation. The Company’s patented electric frac technology provides one of the first fully electric, mobile well stimulation systems powered by locally supplied natural gas including field gas sourced directly from the wellhead. The Company’s electric frac technology dramatically decreases emissions, sound pollution and truck traffic while generating exceptional operational efficiencies including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com.  The information on our website is not part of this release.

Forward-Looking Statements

The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, industry activity levels, availability under the Company’s credit facilities, benefits obtained from the Company’s strategic financing transactions, the Company’s financial position and liquidity, the Company’s plan to repay indebtedness, business strategy and objectives for future operations, results of discussions with potential customers, potential new contract opportunities and planned construction, deployment and operation of fleets, are forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as “may,” “expect,” “guidance,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” “target” and similar terms and phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including those identified in this release or disclosed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Factors that could cause actual results to differ from the Company’s expectations include changes in market conditions, changes in commodity prices, changes in supply and demand for oil and gas, changes in demand for our services, availability of financing and capital, the Company’s liquidity, the Company’s compliance with covenants under its credit agreements, actions by customers and potential customers, geopolitical events, public health crises, such as a pandemic, including the COVID-19 pandemic and new and potentially more contagious variants of COVID-19 such as the delta variant, availability of equipment and personnel and other factors described in the Company’s public disclosures and filings with the SEC, including those described under “Risk Factors” in our annual report on Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2020 filed on May 17, 2021 and in our quarterly reports on Form 10-Q. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

-Tables to Follow -

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and amounts in thousands except for active fleets and per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Statement of Operations Data:
Revenue	$56,477	$44,042	$78,799	$211,534	$195,914
Costs and expenses:
Cost of services (excluding depreciation and amortization)	58,115	31,157	59,252	179,998	145,321
Depreciation and amortization	6,980	16,393	9,836	27,922	65,759
Selling, general and administrative expenses	11,142	6,098	7,214	25,746	30,376
Impairment of long-lived assets	-	-	-	-	147,543
Litigation settlement	-	-	35,000	35,000	-
Loss (gain) on disposal of assets	(12,001)	755	(545)	(10,110)	5,852
Loss from operations	(7,759)	(10,361)	(31,958)	(47,022)	(198,937)
Interest expense, net	(10,634)	(5,748)	(7,333)	(24,150)	(19,369)
Change in fair value of warrant liabilities	2,052	1,783	(136)	(5,235)	6,972
Patent license sales	-	-	22,500	22,500	-
Gain (loss) on extinguishment of debt, net	6,645	-	(839)	5,806	-
Other income	117	30	23	169	81
Loss before income taxes	(9,579)	(14,296)	(17,743)	(47,932)	(211,253)
Income tax benefit	-	(87)	(27)	(27)	(824)
Net loss	(9,579)	(14,209)	(17,716)	(47,905)	(210,429)
Net loss attributable to noncontrolling interest	-	(51)	-	(44)	(10,948)
Net loss attributable to U.S. Well Services, Inc.	(9,579)	(14,158)	(17,716)	(47,861)	(199,481)
Dividends accrued on Series A preferred stock	(997)	(1,854)	(1,998)	(4,808)	(5,450)
Dividends accrued on Series B preferred stock	(3,069)	(681)	(811)	(4,591)	(1,347)
Deemed and imputed dividends on Series A preferred stock	-	(464)	(286)	(750)	(12,578)
Deemed dividends on Series B preferred stock	(1,509)	-	(1,501)	(7,178)	-
Exchange of Series A preferred stock for convertible senior notes	-	-	8,936	8,936	-
Net loss attributable to U.S. Well Services, Inc. common stockholders	$(15,154)	$(17,157)	$(13,376)	$(56,252)	$(218,856)

Net loss attributable to U.S. Well Services, Inc. stockholders per common share:
Basic and diluted (1)	$(0.50)	$(0.88)	$(0.50)	$(2.14)	$(11.80)
Weighted average common shares outstanding:
Basic and diluted (1)	29,802	19,048	26,179	25,919	18,123

Other Financial and Operational Data:
Capital Expenditures (2)	$25,225	$3,822	$6,877	$43,881	$31,117
Adjusted EBITDA (3)	$(466)	$7,854	$36,869	$47,911	$29,069
Average Active Fleets	5.7	5.0	9.3	8.3	6.7

(1) Prior periods have been adjusted to reflect the 1-for-3.5 reverse stock split on September 30, 2021.
(2) Capital expenditures presented above are shown on an accrual basis.
(3) Adjusted EBITDA is a Non-GAAP Financial Measure. See the tables entitled "Reconciliation and Calculation of Non-GAAP Financial and Operational Measures" below.

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and amounts in thousands except share and per share amounts)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$29,860	$3,693
Restricted cash	735	1,569
Accounts receivable (net of allowance for doubtful accounts of $0 and $12,000 as of September 30, 2021 and December 31, 2020, respectively)	38,362	44,393
Inventory, net	5,571	7,965
Assets held for sale	16,687	-
Prepaids and other current assets	10,034	10,707
Total current assets	101,249	68,327
Property and equipment, net	217,883	235,332
Intangible assets, net	12,742	13,466
Goodwill	4,971	4,971
Other assets	1,505	1,127
TOTAL ASSETS	$338,350	$323,223
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$33,455	$36,362
Accrued expenses and other current liabilities	11,963	14,781
Notes payable	3,848	998
Current portion of long-term debt	5,000	10,000
Current portion of equipment financing	3,658	3,519
Current portion of capital lease obligations	484	54
Total current liabilities	58,408	65,714
Warrant liabilities	6,867	1,619
Long-term debt	242,460	274,555
Convertible senior notes	100,863	-
Long-term equipment financing	6,552	9,347
Long-term capital lease obligations	1,309	-
Other long-term liabilities	7,524	3,539
Total liabilities	423,983	354,774
Commitments and contingencies
Mezzanine equity:
Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share; 55,000 shares authorized; 19,610 shares and 50,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $26,225 and $60,418 as of September 30, 2021 and December 31, 2020, respectively	22,817	50,975
Series B Redeemable Convertible Preferred Stock, par value $0.0001 per share; 22,050 shares authorized; 0 shares and 22,050 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $0 and $24,100 as of September 30, 2021 and December 31, 2020, respectively	-	22,686
Stockholders' deficit:
Class A Common Stock, par value of $0.0001 per share; 400,000,000 shares authorized; 52,352,178 shares and 20,718,659 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively (1)	5	2
Class B Common Stock, par value of $0.0001 per share; 20,000,000 shares authorized; 0 shares and 2,302,936 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	-
Additional paid in capital (1)	261,837	217,217
Accumulated deficit	(370,292)	(322,431)
Total Stockholders' deficit	(108,450)	(105,212)
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' DEFICIT	$338,350	$323,223

(1) Prior periods have been adjusted to reflect the 1-for-3.5 reverse stock split on September 30, 2021.

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and amounts in thousands)

	Nine Months Ended
	September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(47,905)	$(210,429)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	27,922	65,759
Change in fair value of warrant liabilities	5,235	(6,972)
Impairment of long-lived assets	-	147,543
Loss (gain) on disposal of assets	(10,110)	5,852
Convertible senior notes converted into sales of patent licenses	(22,500)	-
Gain on extinguishment of debt, net	(5,806)	-
Share-based compensation expense	9,517	4,519
Other non-cash items	12,395	13,006
Changes in working capital	10,999	(189)
Net cash provided by (used in) operating activities	(20,253)	19,089
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(47,565)	(43,948)
Proceeds from sale of property and equipment and insurance proceeds from damaged property and equipment	32,933	15,778
Net cash used in investing activities	(14,632)	(28,170)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	28,589	25,723
Repayments of revolving credit facility	(29,950)	(51,034)
Proceeds from issuance of long-term debt	3,004	10,000
Repayments of long-term debt	(44,896)	(2,500)
Payment of fees related to debt extinguishment	(523)	-
Proceeds from issuance of convertible senior notes	97,500	-
Proceeds from issuance of notes payable	9,139	-
Repayments of notes payable	(6,289)	(6,201)
Repayments of amounts under equipment financing	(2,656)	(2,349)
Principal payments under capital lease obligations	(205)	(4,272)
Proceeds from issuance of common stock, net	13,562	19,596
Deferred financing costs	(7,057)	(20,248)
Net cash provided by (used in) financing activities	60,218	(31,285)
Net increase (decrease) in cash and cash equivalents and restricted cash	25,333	(40,366)
Cash and cash equivalents and restricted cash, beginning of period	5,262	41,404
Cash and cash equivalents and restricted cash, end of period	$30,595	$1,038

Non-GAAP Financial Measures

The Company reports its financial results in accordance with GAAP. The Company believes, however, that certain non-GAAP performance measures allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate its operating performance and compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure. Additionally, the Company believes the use of certain non-GAAP measures highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures.

Reconciliation of Net Income to Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of the Company’s profitability or liquidity. The Company’s management believes EBITDA and Adjusted EBITDA are useful because they allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate the Company’s operating performance, compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure and because it highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures. The Company believes EBITDA and Adjusted EBITDA are important supplemental measures of its performance that are frequently used by others in evaluating companies in its industry. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA and Adjusted EBITDA that the Company presents may not be comparable to similarly titled measures of other companies.

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding the following: (gain) loss on disposal of assets; share-based compensation; impairments; (gain) loss on extinguishment of debt; change in fair value of warrants; and other items that the Company believes to be non-recurring in nature.  The Company defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Revenue.

U.S. WELL SERVICES, INC.
RECONCILIATION OF NET LOSS (GAAP) TO EBITDA AND ADJUSTED EBITDA (NON-GAAP)
(unaudited and amounts in thousands)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Net loss	$(9,579)	$(14,209)	$(17,716)	$(47,905)	$(210,429)
Interest expense, net	10,634	5,748	7,333	24,150	19,369
Income tax benefit	-	(87)	(27)	(27)	(824)
Depreciation and amortization	6,980	16,393	9,836	27,922	65,759
EBITDA	8,035	7,845	(574)	4,140	(126,125)
Impairment loss (1)	-	-	-	-	147,543
Litigation settlement (2)	-	-	35,000	35,000	-
(Gain) loss on disposal of assets (3)	(12,001)	755	(545)	(10,110)	5,852
Change in fair value of warrant liabilities (4)	(2,052)	(1,783)	136	5,235	(6,972)
(Gain) loss on extinguishment of debt, net (5)	(6,645)	-	839	(5,806)	-
Share-based compensation (6)	5,856	1,037	2,013	9,517	4,519
Fleet laydown and reactivation costs (7)	2,790	-	-	5,091	573
Severance, business restructuring, and market-driven costs (8)	646	-	-	1,790	3,679
Transaction related costs (9)	-	-	-	149	-
Replacement of damaged equipment (10)	2,306	-	-	2,306	-
Non-recurring labor and mobilization costs (11)	393	-	-	393	-
Sales and use tax audit expense (12)	206	-	-	206	-
Adjusted EBITDA	(466)	7,854	36,869	47,911	29,069
Patent license sales (13)	-	-	(22,500)	(22,500)	-
Adjusted EBITDA, excluding patent license sales	$(466)	$7,854	$14,369	$25,411	$29,069

(1) Represents non-cash impairment charge on long-lived assets.
(2) Represents cash payment of a litigation settlement.
(3) Represents net (gains) and losses on the disposal of property and equipment.
(4) Represents a non-cash change in fair value of warrant liabilities.
(5) Represents the gain associated with the forgiveness of the PPP Loan in the third quarter of 2021 and costs related to early debt repayments on the Senior Secured Term Loan.
(6) Represents non-cash share-based compensation.
(7) Represents costs related to the start-up, relocation and / or reactivation of pressure pumping fleets, as well as costs associated with exiting the diesel pressure pumping market.
(8) Represents restructuing costs, severance related to reductions in force and facility closures, and market driven-costs.
(9) Represents third-party professional fees and other costs related to strategic and capital market transactions.
(10) Represents costs associated with demobilization and inspection of damaged equipment, as well as replacement rental equipment and services, which we intend to include in an insurance claim.
(11) Represents costs associated with mobilizing equipment and personnel for terminated disaster relief-related power generation project.
(12) Represents interest and penalties associated with Ohio sales and use tax audit related to 2012 and 2013 tax years.
(13) Represents income associated with licensing of Clean Fleet® technology.